[Hunton & Williams Letterhead]



                                                                   EXHIBIT 8.1


                              September 24, 1998



City Holding Company
25 Gatewater Road
Charleston, West Virginia  25313

                       Merger of Horizon Bancorp, Inc.
                          Into City Holding Company
                   Certain Federal Income Tax Consequences

Ladies and Gentlemen:

      We have acted as counsel to City Holding Company ("City Holding"), a West Virginia corporation, in connection with the proposed merger of Horizon Bancorp, Inc. ("Horizon"), a West Virginia corporation, into City Holding (the "Holding Company Merger"). After the Holding Company Merger, Bank of Raleigh, National Bank of Summers of Hinton, Greenbrier Valley National Bank, The First National Bank in Marlinton, and The Twentieth Street Bank (collectively, the "Horizon Banks"), each currently a wholly-owned subsidiary of Horizon, will merge into City National Bank of West Virginia, a wholly-owned subsidiary of City Holding (the "Bank Mergers").

      The only class of Horizon stock outstanding is common stock. In the Holding Company Merger, each outstanding share of Horizon common stock (other than any shares held by City Holding or dissenters) is to be converted into the number of shares of City Holding common stock determined by dividing $45.00 by the average closing price of City Holding common stock for the ten trading days ending on the tenth day before the effective date of the Holding Company Merger (the "Effective Date"). However, a share of Horizon common stock will not be converted into less than 1.011 or more than 1.111 of a share of City Holding common stock. Any Horizon shareholder who becomes entitled to a fractional share of City Holding common stock as a result of the Holding Company Merger, after aggregating all the shareholder's shares of Horizon common stock, will receive cash from City Holding in lieu of the fractional share. Horizon shareholders and City Holding shareholders are entitled to exercise dissenter's rights with respect to the Holding Company Merger.

      You have requested our opinion concerning certain federal income tax consequences of the Holding Company Merger and the Bank Mergers. In giving this opinion, we have reviewed the Agreement and Plan of Reorganization dated as of August 7, 1998, between City Holding and Horizon; the Plan of Merger relating to the Holding Company Merger; the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Holding Company Merger (the "S-4"); and such other documents as we have considered necessary. In addition, we have assumed the following:

      1. The fair market value of the City Holding common stock (including any fractional share interest) received by a Horizon shareholder in exchange for Horizon common stock will be approximately equal to the fair market value of the Horizon common stock surrendered in the exchange.

      2. None of the compensation received by any shareholder-employee of Horizon will be separate consideration for, or allocable to, any shares of Horizon common stock; none of the shares of City Holding common stock received by any shareholder-employee in the Holding Company Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining

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at arm's length for similar services.

      3. The payment of cash in lieu of fractional shares of City Holding common stock is solely for the purpose of avoiding the expense and inconvenience to City Holding of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Holding Company Merger to Horizon shareholders in lieu of fractional shares of City Holding common stock will not exceed one percent of the total consideration issued in the Holding Company Merger to Horizon shareholders in exchange for their Horizon common stock.

      4. No share of Horizon common stock has been or will be (a) redeemed directly or indirectly by Horizon or (b) acquired directly or indirectly by City Holding, any subsidiary of City Holding, or any subsidiary of Horizon in anticipation of the Holding Company Merger.

      5. Horizon has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Holding Company Merger.

      6. There is no plan or intention for City Holding or any subsidiary of City Holding to acquire directly or indirectly any of the City Holding common stock issued in the Holding Company Merger or to make any extraordinary distribution with respect to such stock.

      7. Following the Holding Company Merger, City Holding will continue the historic business of Horizon or use a significant portion of Horizon's historic business assets in a business.

      8. The liabilities of Horizon that will be assumed by City Holding and the liabilities, if any, to which the transferred assets of Horizon are subject were incurred or will be incurred by Horizon in the ordinary course of business.

      9. There is, and on the Effective Date will be, no indebtedness existing between (a) Horizon or any subsidiary of Horizon and (b) City Holding or any subsidiary of City Holding.

      10. Neither City Holding nor any subsidiary of City Holding (a) has transferred or will transfer cash or other property to Horizon or any subsidiary of Horizon in anticipation of the Holding Company Merger or the Bank Mergers or
(b) has made or will make any loan to Horizon or any subsidiary of Horizon in anticipation of the Holding Company Merger or the Bank Mergers.

     11. On the Effective Date, the adjusted income tax basis as well as the fair market value of the assets of Horizon transferred to City Holding will exceed the sum of Horizon's liabilities assumed by City Holding plus the amount of liabilities, if any, to which the transferred assets are subject.

      12. City Holding has no plan or intention to sell or otherwise dispose of any of the assets of Horizon acquired in the Holding Company Merger, except in the Bank Mergers.

      13. City Holding, City National, Horizon, the Horizon Banks, and the shareholders of Horizon will pay their respective expenses, if any, incurred in connection with the Holding Company Merger and the Bank Mergers.

      14. For each of City Holding, City National, Horizon, and the Horizon Banks, not more than 25 percent of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50 percent of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence,
(a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Internal Revenue Code (the "Code") are treated as a single issuer.

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      15. At all times during the five-year period ending on the Effective
Date, the fair market value of all of Horizon's United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence,
(x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) Horizon is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Horizon is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by Horizon, in the case of a first-tier subsidiary of Horizon, or by a controlled corporation, in the case of a lower-tier subsidiary.

      16. Any shares of City Holding common stock received in exchange for shares of Horizon common stock that (a) were acquired in connection with the performance of services, including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services, and
(b) are subject to a substantial risk of forfeiture within the meaning of section 83(a) of the Code will be subject to substantially the same risk of forfeiture after the Holding Company Merger.

      17. No outstanding Horizon common stock acquired in connection with the performance of services was or will have been acquired within six months before the Effective Date by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an award (a) granted under a plan that satisfies the requirements under S.E.C. Rule 16b-3 or (b) granted more than six months before the Effective Date.

      18. Neither Horizon nor any of the Horizon Banks has filed, and none holds any asset subject to, a consent pursuant to section 341(f) of the Code and regulations thereunder.

      19. Neither Horizon nor any of the Horizon Banks is a party to, and none holds any asset subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and regulations thereunder.

      20. No share of stock of any of the Horizon Banks has been or will be redeemed in anticipation of the Bank Mergers and none of the Horizon Banks has made or will make any extraordinary distribution with respect to its stock in anticipation of the Bank Mergers.

      21. City National has no plan or intention to reacquire any of its outstanding stock or to make any extraordinary distribution with respect to such stock.

      22. City National will continue the historic business of each of the Horizon Banks or use a significant portion of each of the Horizon Banks' historic business assets in a business.

      23. The liabilities of the Horizon Banks that will be assumed by City National and the liabilities, if any, to which the transferred assets of the Horizon Banks are subject were incurred or will be incurred by the Horizon Banks in the ordinary course of business.

      24. For each of the Horizon Banks, on the effective date of each of the Bank Mergers, the adjusted income tax basis as well as the fair market value of the assets transferred to City National will exceed the sum of the liabilities assumed by City National plus the amount of liabilities, if any, to which the transferred assets are subject.

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      25. City National has no plan or intention to sell or otherwise dispose of any of the assets of the Horizon Banks to be acquired in the Bank Mergers, except for dispositions made in the ordinary course of business.

      26. City Holding has no plan or intention to dispose of any City National stock.

      On the basis of the foregoing, and assuming that (a) with respect to any nonresident alien or foreign entity that is a shareholder of Horizon, Horizon will comply with all applicable statement and notification requirements (if any) of Treasury Regulation ss. 1.897-2(g) & (h) and (b) the Holding Company Merger and each of the Bank Mergers will be consummated in accordance with the Plan of Merger therefor, we are of the opinion that (under current law) for federal income tax purposes:

      1. The Holding Company Merger will be a reorganization with the meaning of section 368(a)(1)(A) of the Code.

      2. Horizon will not recognize gain or loss (a) on the transfer of its assets to City Holding in exchange for City Holding common stock and the assumption of Horizon's liabilities or (b) on the constructive distribution of City Holding common stock to City Holding shareholders.

      3. City Holding will not recognize gain or loss on the acquisition of Horizon's assets in exchange for City Holding common stock and the assumption of Horizon's liabilities.

      4. A Horizon shareholder will not recognize gain or loss on the exchange of his shares of Horizon common stock solely for shares of City Holding common stock (including any fractional share interest) in the Holding Company Merger.

      5. The aggregate basis of shares of City Holding common stock
(including any fractional share interest) received in the Holding Company Merger by a Horizon shareholder who does not exercise dissenter's rights with respect to any shares will be the same as the aggregate basis of the shares of Horizon common stock exchanged therefor.

      6. The holding period for shares of City Holding common stock
(including any fractional share interest) received by a Horizon shareholder in the Holding Company Merger will include the holding period for the shares of Horizon common stock exchanged therefor, if such shares of Horizon common stock are held as a capital asset on the Effective Date.

      7. Cash received by a Horizon shareholder in lieu of a fractional share of City Holding common stock will be treated as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code. Accordingly, a Horizon shareholder who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in the fractional share interest.

      8. Each of the Bank Mergers will be a reorganization within the meaning of section 368(a)(1)(A) and section 368(a)(1)(D) of the Code.

      9. None of the Horizon Banks will recognize gain or loss (a) on the transfer of its assets to City National in exchange for the assumption of liabilities and in constructive exchange for City National stock or (b) on the constructive distribution of City National stock to City Holding.

      10. City National will not recognize gain or loss on the acquisition of the assets of the Horizon Banks in exchange for the assumption of each of the Horizon Banks' liabilities and in constructive exchange for City National stock.

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      11. City Holding will not recognize gain or loss on the constructive exchange of shares of stock of the Horizon Banks for shares of City National stock in the Bank Mergers.

      We are also of the opinion that the material federal income tax consequences of the Holding Company Merger are fairly summarized in the S-4 under the headings "Summary--Federal Income Tax Consequences" and "The Holding Company Merger--Material Federal Income Tax Consequences." We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under such headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.


                                    Very truly yours,


                                    /s/ HUNTON & WILLIAMS
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